                                 EXHIBIT 99.1

                Proxy Statement, dated March 27, 1998, for the
                      1998 Annual Meeting of Stockholders

                              GA FINANCIAL, INC.
                            4750 Clairton Boulevard
                         Pittsburgh, Pennsylvania 15236
                                 (412) 882-9946

                                                                  March 27, 1998



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of GA Financial, Inc. (the "Company"), the holding company for Great American Federal Savings and Loan Association, Pittsburgh, Pennsylvania (the "Association"), which will be held on April 29, 1998, at 10:00 a.m., at The Bradley House, 5239 Brownsville Road, Pittsburgh, Pennsylvania 15236.

     The attached notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Coopers & Lybrand L.L.P., the Company's independent auditors, will be present at the Meeting to respond to any questions that our stockholders may have.

     The Board of Directors of the Company has determined that the matters to be considered at the Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote "FOR" the nominees listed under Proposal 1 and "FOR" each of the other matters to be considered.

     PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS.

     On behalf of the Board of Directors and all of the employees of the Company and the Association, I wish to thank you for your continued support. We appreciate your interest.

                                       Sincerely yours,

                                       /s/ John M. Kish

                                       John M. Kish
                                       Chairman of the Board of Directors

                               GA FINANCIAL, INC.
                            4750 CLAIRTON BOULEVARD
                         PITTSBURGH, PENNSYLVANIA 15236
                                 (412) 882-9946

                              ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 1998

                              ------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GA Financial, Inc. will be held on Wednesday, April 29, 1998, at 10:00 a.m., at The Bradley House, 5239 Brownsville Road, Pittsburgh, Pennsylvania 15236.

     The annual meeting is for the purpose of considering and voting upon the following matters:

     1.   The election of three directors for terms of three years each;

     2. The ratification of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1998; and

     3. Such other matters as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has established March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournments thereof. Only recordholders of the common stock of the Company as of the close of business on that date will be entitled to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the annual meeting will be available at GA Financial, Inc., 4750 Clairton Boulevard, Pittsburgh, Pennsylvania, for a period of ten days prior to the annual meeting and will also be available for inspection at the annual meeting itself.

                                            By Order of the Board of Directors

                                            /s/ Lawrence A. Michael
                                            ----------------------------------
                                                Lawrence A. Michael
                                                Corporate Secretary
Pittsburgh, Pennsylvania
March 27, 1998

                               GA FINANCIAL, INC.

                         _____________________________

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                         _____________________________

                                 April 29, 1998

SOLICITATION AND VOTING OF PROXIES

     This proxy statement is being furnished to stockholders of GA Financial, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on April 29, 1998, at 10:00 a.m., at The Bradley House, 5239 Brownsville Road, Pittsburgh, Pennsylvania, 15236, and at any adjournments thereof. The 1997 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 1997, accompanies this proxy statement, which is first being mailed to stockholders on or about March 27, 1998.

     Regardless of the number of shares of common stock owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN.
WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXIES WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS NAMED IN THIS PROXY STATEMENT AND "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

     The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. EXECUTION OF A PROXY, HOWEVER, CONFERS ON THE DESIGNATED PROXYHOLDERS DISCRETIONARY AUTHORITY TO VOTE THE SHARES IN ACCORDANCE WITH THEIR BEST JUDGMENT ON SUCH OTHER BUSINESS, IF ANY, THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

     A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY THE FILING OF A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR RECORDHOLDER TO VOTE PERSONALLY AT THE MEETING.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Kissel-Blake, Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Meeting and will be paid a fee of $2,800, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and its subsidiary Great American Federal Savings and Loan Association (the "Association"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES

     The securities which may be voted at the Meeting consist of shares of common stock of the Company (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting except as described below. There is no cumulative voting for the election of directors.

     The close of business on March 16, 1998 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 7,609,180 shares.

     As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of the votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of Coopers & Lybrand L.L.P. and all other matters that may properly come before the Meeting, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or
(iii) "ABSTAIN" from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, all other matters shall be determined by a majority of the votes cast, without regard to either
(a) broker non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

     Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on the Record Date, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by such persons and groups. Other than those persons listed below, the Company is not aware of any person or group, as such term is defined in the Exchange Act, that owns more than 5% of the Common Stock as of the Record Date.



                                                      NAME AND ADDRESS OF                       NUMBER            PERCENT
TITLE OF CLASS                                         BENEFICIAL OWNER                           OF                 OF
                                                                                                SHARES             CLASS
----------------------------------     -----------------------------------------------     ---------------       ----------
Common Stock                               Great American Federal Savings and Loan             712,000(1)          9.20%
                                           Association Employee Stock Ownership Plan
                                           and Trust ("ESOP")
                                           4750 Clairton Boulevard
                                           Pittsburgh, Pennsylvania  15236

Common Stock                               Franklin Resources                                 441,500(2)           5.60%
                                           777 Mariners Island Boulevard
                                           San Mateo, California 94402

-------------------------------------------
(1) First Bankers' Trust, N.A. has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At December 31, 1997, 101,714 shares had been allocated under the ESOP and 610,286 shares remain unallocated. Under the ESOP, unallocated shares will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
(2) Based on information disclosed in a Schedule 13G filed with the SEC on February 4, 1998.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

                       PROPOSAL 1.  ELECTION OF DIRECTORS

   Pursuant to its Bylaws, the number of directors of the Company is set at seven (7) unless otherwise designated by the Board of Directors. Directors are elected for staggered terms of three years each, with a term of office of only one of the three classes expiring each year. Directors serve until their successors are elected and qualified.

   The three nominees proposed for election at the Meeting are John G. Micenko, Thomas M. Stanton and Robert J. Ventura. Messrs. Micenko and Stanton are presently directors of the Company. Mr. Ventura has been nominated to fill a vacancy on the Board of Directors created by the retirement of William G. Boyer, effective April 29, 1998. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

   In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE DIRECTORS IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

   The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and the Named Executive Officers, as defined below, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Association, and the year in which their terms (or in the case of nominees, their proposed terms) as director of the Company expire. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and executive officers as a group as of the Record Date.

       Name and Principal                                     Expiration    Shares of Common             Ownership
      Occupation at Present                     Director      of Term as   Stock Beneficially          as a Percent
   and for the Past Five Years       Age        Since(2)       Director        Owned(3)                  of Class
---------------------------------  --------  --------------  -------------  ---------------         -------------------
NOMINEES:
John G. Micenko(1).................   59         1976        2001          97,296(4)(5)                1.28%
 Mr. Micenko is President of the
 Company and has also served as
 President and Chief Executive
 Officer of the Association
 since 1990.

Thomas M. Stanton..................   55         1992        2001          19,000(6)(7)               *
 Mr. Stanton is an investment
 specialist for Mass Mutual, an
 insurance and financial
 services company.

Robert J. Ventura..................   48           --        2001           1,000                     *
 Mr. Ventura is the director of
 acquisitions and divestitures
 for Rockwell International
 Corporation, a global
 electronics company.

CONTINUING DIRECTORS:

Thomas E. Bugel....................   53         1988        1999          34,489(6)(7)               *
 Mr. Bugel is an owner and Vice
 President of East Liberty
 Electro-Plating Company.

David R. Wasik.....................   56         1990        1999          34,244(6)(7)               *
 Mr. Wasik is a partner and
 supervisor of
 Savolskis-Wasik-Glenn Funeral
 Home.

       Name and Principal                                     Expiration    Shares of Common             Ownership
      Occupation at Present                     Director      of Term as   Stock Beneficially          as a Percent
   and for the Past Five Years       Age        Since(2)       Director        Owned(3)                  of Class
---------------------------------  --------  --------------  -------------  ---------------         -------------------
John M. Kish(1)                       52         1983           2000           63,897(4)(5)               *
 Mr. Kish is Chairman of the
 Boards of Directors and Chief
 Executive Officer of the
 Company and the Association.
 Mr. Kish is a partner in the
 law firm of Kish, Kish & Yarsky.

Darrell J. Hess                       65         1991           2000           34,000(6)(7)               *
 Mr. Hess is the owner of Dee
 Jay's Hallmark Card and Gift
 Shop and D.J. Hess Advertising,
 a promotional product company.

NAMED EXECUTIVE OFFICERS:
(WHO ARE NOT ALSO DIRECTORS)

Andrew R. Getsy                       59           --             --           38,897(4)(5)               *
 Mr. Getsy has been Vice
 President and Treasurer of the
 Association since September
 1983.

Stock ownership of all directors      --           --             --          552,979(8)               6.78%
 and executive officers of the
 Company as a group (16 persons).

-----------------------------------------------
* Does not exceed 1.0% of the Company's voting securities.

(1) On March 23, 1998, the Board of Directors adopted an Executive Leadership Plan pursuant to which Mr. Kish became Chief Executive Officer of the Association and Mr. Micenko remains as President of the Company and the Association and which also calls for the recruitment of a Chief Operating Officer of the Association ("COO"). Under this Plan, the COO will assume primary responsibility for the day to day operation of the Association and Messrs. Kish and Micenko will devote more of their efforts toward strategic planning initiatives.
(2) Includes years of service as a director of the Association.
(3) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported.
(4) Includes 27,000, 55,000 and 20,000 shares awarded to Messrs. Kish, Micenko and Getsy under the GA Financial, Inc. 1996 Stock-Based Incentive Plan (the "Incentive Plan"). Awards to officers under the Incentive Plan began vesting in five equal annual installments on October 16, 1997. Each participant presently has voting power as to the shares awarded.
(5) Includes 15,000, 19,000 and 5,000 shares subject to options granted to Messrs. Kish, Micenko and Getsy, under the Incentive Plan. Does not include the remaining 60,000, 76,000 and 20,000 shares subject to options granted to Messrs. Kish, Micenko and Getsy, under the Incentive Plan, which will continue to vest in equal annual installments through October 16, 2001.
(6) Includes 10,000 shares awarded to each outside director pursuant to the Incentive Plan, which began vesting in five equal annual installments on October 16, 1997, the voting of which currently can be directed by the recipient.
(7) Includes 4,000 shares subject to options granted to each outside director under the Incentive Plan. Does not include the remaining 16,000 shares subject to options granted to each outside director under the Incentive Plan, which will continue to vest in equal annual installments through October 16, 2001.
(8) Includes a total of 257,000 shares awarded under the Incentive Plan as to which voting may be directed and a total of 101,000 shares which may be acquired through the exercise of stock options under the Incentive Plan. Excludes a total of 404,000 shares subject to options granted under the Incentive Plan.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets at least on a quarterly basis and may have additional meetings as needed. During fiscal 1997, the Board of Directors of the Company held 8 regular meetings. All of the directors of the Company attended at least 75% in the aggregate of the total number of the Company's board meetings held and committee meetings on which such directors served during 1997. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

     Audit and Compliance Committee. The Audit and Compliance Committee of the Company and Association consists of Messrs. Boyer, Bugel and Wasik. The purpose of the Audit and Compliance Committee is to review the Company's audit reports and management's actions regarding the implementation of audit findings and to review compliance with all relevant laws and regulations. This Committee is also responsible for making recommendations to the full Board of Directors regarding the selection of the independent auditor. The committee met 4 times in 1997.

     Personnel, Compensation and Benefits Committee. The Personnel, Compensation and Benefits Committee consists of Messrs. Wasik, Hess and Stanton. This Committee is responsible for making recommendations to the full Board of Directors on all matters regarding compensation and fringe benefits. The committee met 3 times in 1997.

     Nominating Committee. The Company's Nominating Committee for the 1998 Annual Meeting consisted of Messrs. Bugel, Hess and Wasik. The Nominating Committee considers and recommends the nominees for director to stand for election at the Company's Annual Meeting of Stockholders. The Company's Bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely written notice to the Secretary of the Company. The stockholders' notice of nominations must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. See "Additional Information - Notice of Business to be Conducted at an Annual Meeting." The Nominating Committee met on January 27, 1998 and February 17, 1998.

DIRECTORS' COMPENSATION

     Directors' Fees. Non-employee members of the Board of Directors of the Company currently receive an annual retainer fee of $1,000 and a fee of $400 for each Board meeting and a fee of $175 for each committee meeting attended. However, Directors of the Company do not receive Company Board meeting fees on dates when an Association Board of Directors meeting is held.

     Non-employee directors of the Association are currently paid an annual retainer of $16,800. Non-employee directors of the Association are also currently paid a fee of $175 for committee meetings attended and a fee of $400 for each special meeting of the Board of Directors attended. The Association also maintains one Director Emeritus position that is currently filled by Joseph
E. Bugel, the former Chairman of the Board of Directors who served with the Association from 1939 to 1988 and the father of Director Thomas E. Bugel. Mr. Bugel is paid an annual retainer of $6,000 and a fee of $400 for each Board of Directors meeting which he attends.

     Incentive Plan. Under the Incentive Plan maintained by the Company each member of the Board of Directors of the Company who is not an officer or employee of the Company or the Association received non-statutory stock options to purchase 20,000 shares of Common Stock at an exercise price of $12.75, the fair market value of the Common Stock on October 16, 1996, the date the option was granted (with Dividend Equivalent Rights attached, as discussed below), and stock awards for 10,000 shares of Common Stock (collectively "Directors' Awards"). The Dividend Equivalent Rights provide a separate cash benefit equal to 100% of the amount of any extraordinary dividend (as defined in the Incentive
Plan) declared by the Company on shares of Common Stock subject to an option. The Directors' Awards initially granted under the Incentive Plan will vest over a five-year period, at a rate of 20% each year commencing on October 16, 1997, the first anniversary of the date of the grant. All unexercised options granted under the Incentive Plan expire 10 years following the date of grant. All Directors' Awards will immediately vest upon death or disability.

EXECUTIVE COMPENSATION

     The report of the compensation committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Report on Executive Compensation. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's chief executive officer and the other executive officers of the Company. The disclosure requirements for these executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     Compensation Policies. The policies and objectives of the Compensation Committee are designed to assist the Company in attracting and retaining qualified executives, to recognize individual contributions towards achieving strategic business initiatives and reward them for their achievement and to closely align the financial interests of the executive officers with those of its stockholders. In furtherance of these objectives, the Company and Association maintain a compensation program for executives officers which consists of both cash and equity based compensation.

     The Compensation Committee has discretion to recommend, relative to performance and peer group comparisons, the base salaries of the executive officers. The Compensation Committee recommends the level of annual salary for the Chief Executive Officer and the President, generally based upon a review of the performance of the Chief Executive Officer and the President and the Company during the prior year and competitive data for that position. The Compensation Committee is then responsible for recommending the base salaries of the remaining executive officers.

     In addition, in order to align the interests and performance of its executive officers with the long term interests of its stockholders, the Company and the Association adopted plans which reward the executives for delivering long-term value to the Company and the Association through stock ownership.

     The compensation package available to executive officers is composed of the following components:

          (i)   Base Salary;
          (ii)  Annual Cash Incentive Awards; and
          (iii) Long Term Incentive Compensation, including Option and Stock Awards.

     Messrs. Kish and Micenko have employment agreements which specify a minimum base salary and require an annual review of such salary. In addition, Messrs. Kish and Micenko and all other executive officers of the Company and the Association participate in other benefit plans available to all employees including the Association's Employee Stock Ownership Plan.

     Base Salaries. The salary levels are intended to be consistent and competitive with the practices of other comparable financial institutions and each executives' level of responsibility. The Compensation Committee has consulted with L.R. Webber. Associates, Inc., an outside consulting firm, in determining the compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in Pennsylvania and the Mid-Atlantic region.

     Although the Compensation Committee's recommendations are discretionary and no specific formula is used for decision making, salary increases are aimed at reflecting the overall performance of the Company and the performance of the individual executive officer.

     Annual Cash Incentive Awards. As discussed under Base Salaries, cash incentive awards are intended to be consistent with comparative practices of other comparable financial institutions and each executive officer's level of responsibility. Such awards are based on the Committee's subjective determinations of the executive officer's performance during the year in relation to the budgeted financial performance of the Company. During fiscal 1997, the Board of Directors consulted with L.R. Webber Associates, Inc. in developing a more formal recognition and incentive program for annual cash incentive awards.

     Long Term Incentive Compensation. The Company maintains the Incentive Plan under which executive officers may receive grants and awards of Common Stock and options to purchase Common Stock of the Company. The Compensation Committee believes that stock ownership is a significant incentive in building shareholder value and aligning the interests of employees with shareholders. As approved by the Company's shareholders on October 16, 1996, all the executive officers received grants and awards of Common Stock and options to purchase Common Stock which have vesting periods of 20% per year beginning October 16, 1997. The exercise price of options granted was the market value of the Common Stock on the date of shareholder approval. The value of this component of compensation increases as the Common Stock of the Company appreciates in value. The specific grants and awards for certain named executive officers are reflected in the Summary Compensation Table.

     Chief Executive Compensation. The base compensation of John M. Kish, Chairman and Chief Executive Officer of the Company for fiscal 1997 was a percentage of an annual base salary of $185,400 based upon the amount of time expended by Mr. Kish in his role as the Chairman of the Board and Chief Executive Officer of the Company. During fiscal 1997, Mr. Kish's compensation was $111,240. See the discussion under "Employment Agreements" for further information regarding Mr. Kish's annual base salary.

     The base compensation of John G. Micenko, President of the Company and President and Chief Executive Officer of the Association, was $211,603, which represents a 3% increase over his 1996 base salary.

                      COMPENSATION AND BENEFITS COMMITTEE

                                Darrell J. Hess
                               Thomas M. Stanton
                                 David R. Wasik

     Stock Performance Graph. The following graph shows a comparison of stockholder return on the Company's Common Stock based on the market price of Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the American Stock Exchange Index and the SNL Thrift Index for the period beginning on March 26, 1996, the day the Company's Common Stock began trading, through December 31, 1997. The graph was derived from a very limited period of time, and, as a result, may not be indicative of possible future performance of the Company's Common Stock. The data was supplied by SNL Securities, Inc., a data service provider for publicly traded financial institutions.

===============================================================================


                             [GRAPH APPEARS HERE]

           COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
              AMERICAN STOCK EXCHANGE INDEX AND SNL THRIFT INDEX
                      EXCHANGE INDEX AND SNL THRIFT INDEX

Measurement Period               GA        AMEX MARKET       SNL
(Fiscal Year Covered)     FINANCIAL, INC.     INDEX      THRIFT INDEX
-------------------       ---------------  -----------   ------------
Measurement Pt-
  3/26/96                   $100.00          $100.00        $100.00
FYE 6/30/96                 $ 96.70          $101.23        $103.64
FYE 12/31/96                $134.33          $116.35        $129.41
FYE 6/30/97                 $170.69          $140.31        $167.75
FYE 12/31/97                $171.78          $148.78        $220.20

     Summary Compensation Table.   The following table shows, for the years
ended December 31, 1997, 1996 and 1995, the cash compensation paid by the Company and Association, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officers of the Company and the Association, and the Vice President and Treasurer of the Association, the highest paid executive officers of the Company and the Association, who earned and/or received salary and bonus in excess of $100,000 in fiscal year 1997 ("Named Executive Officers"). No other executive officer of the Company or the Association earned and/or received salary and bonus in excess of $100,000 in fiscal year 1997.



                                                                                    Long-Term Compensation
                                                                           ----------------------------------------
                                          Annual Compensation(1)                     Awards                Payouts
                                     -----------------------------------   ----------------------------   ---------
                                                                Other                        Securities
                                                                Annual       Restricted      Underlying     LTIP        All Other
Name and Principal                                           Compensation   Stock Awards    Options/SARs   Payouts     Compensation
Positions               Year         Salary($)     Bonus($)     ($)(3)         ($)(4)          (#)(5)       ($)(6)        ($)(7)
------------------------------------------------------------------------------------------------------------------------------------

John M. Kish (2)         1997         $111,240           -              -               -              -       None          $40,849
Chairman of the Board    1996           99,000     $ 7,000        $ 4,450        $393,900         75,000       None                -
 and Chief Executive     1995                -           -         20,625               -              -       None                -
 Officer of the
 Company and Chairman
 of the Board of the
 Association

John G. Micenko          1997          211,603           -              -               -              -       None           92,214
Director and President   1996          205,670       7,000              -          722,150        95,000       None           98,066
 of the Company and      1995          199,680      41,000              -                -             -       None            8,663
 Director, President
 and Chief Executive
 Officer of the
 Association


Andrew R. Getsy          1997          125,291           -              -                -             -       None           49,774
Vice President and       1996          121,171       5,000              -          328,250         25,000      None           34,483
 Treasurer of the        1995          118,231      19,705              -                -              -      None            9,247
 Association

____________________
(1) The column titled "Bonus" consists of board approved discretionary cash
    bonuses.   See "Compensation Committee Report on Executive Compensation."
(2) As of January 1, 1996, Mr. Kish was appointed Chief Executive Officer of the Company. Prior to his appointment as Chief Executive Officer, Mr. Kish served as the Chairman of the Board of the Association since 1990 and as a Director of the Association since 1983.
(3) For 1997, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; nor (e) preferential discounts on stock. For 1995, the Association had no restricted stock or stock related plans in existence. For Mr. Kish, such amounts represent Board of Directors fees paid in 1995 and the first quarter of 1996.
(4) Includes stock awards of 30,000, 55,000 and 25,000 shares granted to Messrs. Kish, Micenko and Getsy respectively, pursuant to the Incentive Plan during fiscal year 1996. The awards began vesting in five equal annual installments on October 16, 1997, the first anniversary of the effective date of the award. When shares become vested and are distributed, the recipients will also receive an amount equal to accumulated cash and stock dividends (if any) with respect thereto plus earnings thereon. All awards vest immediately upon termination of employment due to death or disability. As of December 31, 1997, the market value of the stock awards held by Messrs. Kish, Micenko and Getsy was $509,625, $1,038,125, and $377,500, respectively.
(5) Represents stock options granted to Messrs. Kish, Micenko and Getsy, respectively, pursuant to the Incentive Plan during fiscal year 1996.
(6) For 1997, 1996 and 1995, there were no payouts or awards under any long-term incentive plan.
(7) Other compensation includes a taxable fringe benefit group life insurance, employer contributions to the Association's 401(k) plan, contributions to the Association's non-qualified Supplemental Executive Retirement Plan the ("SERP"), and grants of common stock pursuant to the Association's ESOP. During fiscal 1997, Messrs. Kish, Micenko and Getsy received contributions of $576, $1,983 and $1,080, respectively, under the group life insurance. Contributions to Messrs. Kish, Micenko and Getsy during fiscal 1997 pursuant to the 401(k) plan and the SERP were $4,750, $4,750, and $4,750, respectively, and $0, $49,958, and $8,421, respectively. For fiscal 1997, Messrs. Kish, Micenko and Getsy were allocated 1,882, 1,882 and 1,882 shares of Common Stock, respectively, pursuant to the ESOP. Dollar amounts reflect market value ($18.875) as of December 31, 1997. See "Executive Compensation."

COMPENSATION ARRANGEMENTS

  Employment Agreements. The Association and the Company have entered into employment agreements with Messrs. Kish and Micenko (individually, the "Executive"). These employment agreements are intended to ensure that the Association and the Company will be able to maintain a stable and competent management base. The continued success of the Association and the Company depends to a significant degree on the skills and competence of Messrs. Kish and Micenko.

  The employment agreements provide for a three-year term for Messrs. Kish and Micenko. The Association employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of the Association may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of the Association after conducting a performance evaluation of the Executive. The terms of the Company employment agreements are also extended on an annual basis unless written notice of non-renewal is given by the Board of the Company. The agreements provide that the Executive's base salary will be reviewed annually. The base salary of Mr. Kish is currently a percentage of an annual base salary of $190,962 based upon the amount of time expended by Mr. Kish in his role as Chairman of the Board and Chief Executive Officer of the Company, and it is expected that Mr. Kish's base salary for 1998 will be approximately $175,049 . As part of the Executive Leadership Plan, adopted by the Company in 1998, Mr. Kish will become a full time employee of the Company no later than May 1, 1998 and will cease being a partner in his law firm at that time. The current base salary for Mr. Micenko as President of the Company and the Association is $218,195. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

  The agreements provide for termination by the Association or the Company for cause as defined in the agreements at any time. In the event the Association or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Association and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Association or the Company; or (v) a breach of the agreement by the Association or the Company, the Executive or, in the event of Executive's subsequent death, his beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to certain benefit plans of the Association or the Company during the remaining term of the agreement. The Association and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the agreement. Upon any termination of the Executive, the Executive is subject to a one year non-competition agreement.

  Under the agreements, if voluntary or involuntary termination follows a change in control of the Association or the Company (as defined in the employment agreements), the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of:
(i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Association and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement. Based solely on the compensation reported in the

Summary Compensation Table for 1997 in the case of Mr. Micenko and the projected base salary for Mr. Kish and excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment Messrs. Kish and Micenko would receive severance payments in the amount of approximately $556,973 and $634,809, respectively.

  Payments under the employment agreements in the event of a change in control may constitute some portion of an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Association.

  Payments to the Executive under the Association's agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. Payment under the Company's agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by the Association or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Association and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

  Change in Control Agreements. For similar reasons as with the employment agreements, the Association and/or the Company have entered into change in control agreements with Mr. Getsy and seven other executive officers (collectively, the "Executive"). Each change in control agreement provides for a two year term. Commencing on the date of the execution of the Company's change in control agreement, the term shall be extended for one day each day until such time as the Board of Directors of the Company or the Executive elects by written notice not to extend the term, at which time the change in control agreement will end on the second anniversary of the date of notice. The Company's change in control agreement provides that at any time following a change in control of the Association or the Company (as defined in the agreement), if the Company terminates the Executive's employment for any reason other than cause, or if the Executive terminates his or her employment following demotion, loss of title, office or significant authority, a reduction in compensation, or relocation of the principal place of employment of more than 25 miles, the Executive, or in the event of Executive's subsequent death, Executive's beneficiary or beneficiaries or estate, as the case may be, would be entitled to a sum equal to two (2) times the Executive's annual compensation, including bonuses, cash and stock compensation and other benefits for the preceding twelve months. The Company would also continue the Executive's life, medical and disability coverage for twenty-four (24) full calendar months from the date of termination. The Association's change in control agreement is similar to that of the Company, with the exception that such agreement may be extended on an annual basis by the Association and is subject to certain other
limitations imposed by federal regulation.   Payments to the Executive under the
Association's change in control agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. Based solely on the Compensation reported in the Summary Compensation Table for 1997 and excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment, Mr. Getsy and the other seven officers covered by the agreements would receive a severance payment in the amount of approximately $250,582 and $1.14 million, respectively.

  Payments under the change in control agreements in the event of a change in control may constitute some portion of an excess parachute payment under Section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Association.

  Incentive Plan. The Company maintains the Incentive Plan, which provides discretionary awards of options to purchase Common Stock, option-related awards and awards of Common Stock (collectively, "Awards") to officers, directors and key employees as determined by a committee of the Board of Directors. Awards of Common Stock to officers, directors and key employees is provided under "Restricted Stock Awards" in the "Summary Compensation Table." No options were granted under the Incentive Plan to the Named Executive Officers in fiscal 1997.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                        FISCAL YEAR-END OPTION/SAR VALUE





                                                   Number                                  Value of Unexercised
                                                of Securities                                  in-the-money
                                           Underlying Unexercised                              Options/SARs
                                                 Options/SARs                                 at Fiscal Year-
                                           at Fiscal Year-End(#)(1)                             End($)(2)(3)
                                   ---------------------------------------       ---------------------------------------------
        Name                         Exercisable           Unexercisable             Exercisable              Unexercisable
-----------------------            ---------------       -----------------       --------------------       ------------------
John M. Kish                            15,000                  60,000               $ 91,875                     $367,500
John G. Micenko                         19,000                  76,000                116,375                      465,500
Andrew R. Getsy                          5,000                  20,000                 30,625                      122,500

____________________________________
(1) The options in this table have an exercise price of $12.75.
(2) The price of the Common Stock on December 31, 1997 was $18.875.
(3) Based on the market value of the underlying Common Stock at fiscal year end, minus the exercise price.

   Retirement Plan. The Association participates in the Financial Institutions Retirement Plan, administered by the Pentegra Group, which is a defined benefit pension plan, for its employees (the "Retirement Plan"). As discussed below, the Retirement Plan was modified as of July 1, 1996. The following table indicates the annual retirement benefit payable under the current terms of the Retirement Plan upon retirement at age 65 to those participants who were not participants in the Retirement Plan as of July 1, 1996 and who elect to receive his retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service expressed in the form of a ten year certain and life annuity. The benefits listed in the table below are based upon salary only and are not subject to any social security adjustment. The following table includes benefits under the current terms of the Retirement Plan together with any additional amounts received under the Association's non-qualified Supplemental Retirement Plan.


         HIGH-5                  10 YEARS            15 YEARS            20 YEARS           25 YEARS            30 YEARS
        AVERAGE                   BENEFIT             BENEFIT            BENEFIT             BENEFIT             BENEFIT
      COMPENSATION                SERVICE             SERVICE            SERVICE             SERVICE             SERVICE
------------------------     ---------------     ---------------     --------------     ---------------     ---------------
       $ 20,000                   $ 2,400             $ 3,600            $ 4,800             $ 6,000             $ 6,000
         30,000                     3,600               5,400              7,200               9,000               9,000
         50,000                     6,000               9,000             12,000              15,000              15,000
         75,000                     9,000              13,500             18,000              22,500              22,500
        100,000                    12,000              18,000             24,000              30,000              30,000
        150,000                    28,000              27,000             36,000              45,000              45,000
        200,000                    24,000              36,000             48,000              60,000              60,000
        250,000                    30,000              45,000             60,000              75,000              75,000

________________________
(1) The maximum amount of annual compensation which can be considered in computing benefits under Section 401(a)(17) of the Code is $160,000 for 1998.

     Effective July 1, 1996, in conjunction with the Association's adoption of a savings plan qualified under Section 401(k) of the Code (the "401(k) Plan") and the ESOP, the Association modified the Retirement Plan from a self-administered defined benefit plan with a 60 percent, High-3 formula and a 25 year target service minimum to a defined benefit plan with a 30 percent, High-5 formula and a 25 year target service minimum. As a result, participants in the Retirement Plan as of July 1, 1996 will effectively receive a benefit under the Retirement Plan equal to the greater of: (i) the amount of benefit payable under the Retirement Plan prior to modification or (ii) the amount of benefit payable under the terms of the modified terms of the Retirement Plan. The following table indicates the annual retirement benefit payable to participants upon retirement at age 65 who elect to receive their retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service, under the Retirement Plan prior to its modification. The benefits listed in the retirement tables are based upon salary only and are not subject to any Social Security adjustment. The table below sets forth estimated annual pension benefits for individuals at age 65 as of the June 30, 1996 accrued benefit date.

         High-3                  10 Years            15 Years            20 Years           25 Years            30 Years
        Average                   Benefit             Benefit            Benefit             Benefit             Benefit
      Compensation                Service             Service            Service             Service             Service
------------------------     ---------------     ---------------     --------------     ---------------     ---------------
         $ 25,000                 $ 6,000             $ 9,000            $12,000             $15,000             $15,000
           50,000                  12,000              18,000             24,000              30,000              30,000
           75,000                  18,000              27,000             36,000              45,000              45,000
          100,000                  24,000              36,000             48,000              60,000              60,000
          125,000                  30,000              45,000             60,000              75,000              75,000
          150,000                  36,000              54,000             72,000              90,000              90,000
          175,000                  36,000              54,000             72,000              90,000              90,000
          200,000                  36,000              54,000             72,000              90,000              90,000
          250,000                  36,000              54,000             72,000              90,000              90,000

________________
(1) The maximum amount of annual compensation which can be considered in computing benefits under Section 401(a)(17) of the Code is $160,000 for 1998.


     The following table sets forth the years of credited service (i.e., benefit service) as of December 31, 1997 for each Named Executive Officer.



                                                                       Credited Service
                                                       -----------------------------------------------
                                                                Years                     Months
                                                         -------------------         -----------------
John M. Kish                                                      0                         9
John G. Micenko                                                  34                         6
Andrew R. Getsy                                                  29                         6


TRANSACTIONS WITH CERTAIN RELATED PERSONS

       The Association's current policy provides that all loans made by the Association to its directors and executive officers ("insiders") are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. The Financial Institutions Recovery, Reform and Enforcement Act of 1989 ("FIRREA"), subjected the Association to the restrictions of Section 22(g) and (h) of the Federal Reserve Act and Regulation O promulgated thereunder. Prior to FIRREA, the Association made loans to executive officers with discounted interest rates. Recent legislation has created an exception to this lending prohibition which allows the Association to extend the same lending terms to insiders as are widely available to all employees within certain limits.

       Set forth below is certain information as of December 31, 1997, with respect to loans made by the Association on preferential terms to executive officers of the Company and their affiliates which in the aggregate exceeded $60,000 at any time since January 1, 1997 plus any additional indebtedness of such persons to the Association. At the time of origination of the loans as set forth below, preferential loan rates were available for all full-time employees. The rates on such loans are equal to the Association's cost of funds rounded to the next quarter and such preferential interest rates remain in effect as long as the employee maintains full-time status.



                                                                    LARGEST
                                                                     AMOUNT        BALANCE         INTEREST
                                                MATURITY          OUTSTANDING       AS OF         RATE AS OF
                                   DATE           DATE               SINCE         DECEMBER        DECEMBER      TYPE OF
NAME AND POSITION                OF LOAN        OF LOAN         JANUARY 1, 1997    31, 1997        31, 1997       LOAN
-----------------                -------        --------        ---------------   ---------      ----------     --------
Lawrence A. Michael               7/6/87         8/1/17             $ 61,291      $  59,717          6.25%      Mortgage
Secretary of the Company
 and Secretary and Vice
 President of the
 Association
Raymond G. Suchta                 1/9/87         6/1/17              105,958         99,141          6.50%      Mortgage
Chief Financial Officer
 and Treasurer of the
 Company and Vice
 President of the
 Association
Wayne A. Callen                 11/18/86         6/1/17              109,744        107,180          7.00%      Mortgage
Vice President of the
 Association

     John M. Kish is a partner in the law firm of Kish, Kish and Yarsky (the "firm"), which acts as counsel to the Company and the Association. During 1997, the Company and the Association made payments to the firm for legal services totalling $33,904. However, see discussion under "Employment Agreements" concerning Mr. Kish's future status with the firm.

                   PROPOSAL 2.  RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

  The Company's independent auditors for the fiscal year ended December 31, 1997 were Coopers & Lybrand L.L.P. The Company's Board of Directors has reappointed Coopers & Lybrand L.L.P. to continue as independent auditors for the Association and the Company for the fiscal year ending December 31, 1998, subject to ratification of such appointment by the stockholders.

  Representatives of Coopers & Lybrand L.L.P. will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Meeting.

  UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE INDEPENDENT AUDITORS OF THE COMPANY.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                            ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

  To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 1999, a stockholder proposal must be received by the Secretary of the Company at the address set forth in the Notice of Annual Meeting of Stockholders, not later than November 27, 1998. Any such proposal will be subject to Rule 14a-8 of the Rules and Regulations under the Exchange Act.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

  The Bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the time originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name and address, as it appears on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

  The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

  Whether or not you intend to be present at the Meeting, you are urged to return your proxy promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting.

  A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO RAYMOND G. SUCHTA, CHIEF FINANCIAL OFFICER, GA FINANCIAL, INC., 4750 CLAIRTON BOULEVARD, PITTSBURGH, PENNSYLVANIA 15236.

                                        By Order of the Board of Directors

                                        /s/ Lawrence A. Michael

                                        Lawrence A. Michael
                                        Corporate Secretary

Pittsburgh, Pennsylvania
March 27, 1998


  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                REVOCABLE PROXY
                              GA FINANCIAL, INC.


[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                        ANNUAL MEETING OF SHAREHOLDERS
                                April 29, 1998
                            10:00 a.m. Eastern Time

  The undersigned hereby appoints the official proxy committee of the Board of Directors of GA Financial, Inc. (the "Company"), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on April 29, 1998, at 10:00 a.m., Eastern Time, at The Bradley House, 5239 Brownsville Road, Pittsburgh, Pennsylvania 15236, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present a such meeting, as follows:

Please be sure to sign and date                Date
  this Proxy in the box below



Shareholder sign above           Co-holder (if any) sign above

                                                        With-       For All
                                              For       hold        Except
1. The election as directors of all           [ ]        [ ]          [ ]
   nominees listed (except as
   marked to the contrary below)
   John G. Micenko-Thomas M. Stanton-Robert J. Ventura

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
--------------------------------------------------------------------------------

2. The ratification of the appointment         For      Against      Abstain
   of Coopers & Lybrand L.L.P., as             [ ]        [ ]          [ ]
   independent auditors of GA
   Financial, Inc. for the fiscal year
   ending December 31, 1998


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

  This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.


   Detach above card, date, sign and mail in postage paid envelope provided.

                              GA FINANCIAL, INC.

  The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Annual Meeting of Shareholders and of a Proxy Statement dated March 27, 1998 and of the Annual Report to Shareholders.
  Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.
                              PLEASE ACT PROMPTLY
                    DATE, SIGN & MAIL YOUR PROXY CARD TODAY